EXHIBIT 10.23

                       2006 General Manager Bonus Plan
                       -------------------------------

      Upon recommendation of the Compensation Committee, the Board of Directors of Jack Henry & Associates, Inc. hereby establishes the following as the 2006 General Manager Bonus Plan for the company's non-commissioned General Managers, General Counsel, Corporate Secretary, and Controller (the "General Managers") this 30th day of August, 2005:

      Following the end of the current fiscal year (July 1, 2005 - June 30, 2006), the General Managers shall be paid a performance-based bonus of up to 50% of their annual salary paid during the fiscal year. No bonuses under this plan shall be paid to any General Manager unless the company attains a growth in net income of 20% for the current fiscal year (the "Net Income Growth Goal"). Half of the bonus amount, equal to 25% of annual salary, would be paid to each of the General Managers upon attainment of the Net Income Growth Goal. The remaining half of the bonus amount (25% of annual salary) shall be paid to a General Manager if specific departmental or other objectives are attained by the General Manager. These specific objectives for each General Manager shall be established by the executive officer to whom the General Manager reports.